Exhibit 99.1

Certain information with respect to Endo that has not previously been reported to the public.

NON-GAAP FINANCIAL MEASURES

EBITDA, adjusted EBITDA and covenant adjusted EBITDA presented in this report are supplemental measures of performance that are not required by or presented in accordance with GAAP. See footnote 1 under each of “Summary Consolidated and Unaudited Pro Forma Condensed Financial Data of Endo Health Solutions Inc.” and “Summary Unaudited Pro Forma Condensed Combined Financial Data of Endo Limited” in this report for the definitions of such non-GAAP financial measures. EBITDA, adjusted EBITDA and covenant adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation from, or as substitutes for analysis of, results as reported under GAAP.

EBITDA, adjusted EBITDA and covenant adjusted EBITDA should not be considered as measures of discretionary cash available to invest in our business or reduce indebtedness. We rely primarily on our GAAP results and are using such non-GAAP financial measures only supplementally.

Summary Consolidated and Unaudited Pro Forma Condensed Financial Data of

Endo Health Solutions Inc.

The following tables set forth summary consolidated and unaudited pro forma condensed financial information and other financial data for Endo Health Solutions Inc. (“EHSI”) for the periods ended and as of the dates indicated below. They should be read along with EHSI’s audited consolidated financial statements, including the related notes thereto, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in EHSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “EHSI 2013 Form 10-K”).

The summary consolidated financial data for EHSI as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 set forth below are derived from its audited consolidated financial statements for the periods indicated.

The summary unaudited pro forma financial data for EHSI as of and for the fiscal year ended December 31, 2013 set forth below are derived from its unaudited pro forma financial statements appearing elsewhere in this report, giving effect to the pro forma adjustments described in “Unaudited Pro Forma Consolidated Financial Information of Endo Health Solutions Inc.” The summary unaudited pro forma financial data are for informational purposes only and do not purport to represent what EHSI’s results of operations would have been if the transactions described herein had occurred as of that date or what those results will be for future periods. We cannot assure you that the assumptions used by EHSI’s management, which they believe are reasonable, for preparation of the summary unaudited pro forma financial data will prove to be correct.

Because of the inherent uncertainties of EHSI’s business, the historical financial information for such periods may not necessarily be indicative of EHSI’s future results of operations, financial position or cash flows. See “Risk Factors” in the EHSI 2013 Form 10-K.

	Actual Consolidated			Unaudited Pro Forma
	Year Ended December 31,
	2011	2012	2013	2013
	(in thousands, except for ratios)
Statement of Operations Data:
Total Revenues	$2,524,920	$2,815,736	$2,616,907	$2,616,907
Costs and Expenses:
Cost of revenues	948,080	1,135,681	1,039,516	1,039,516
Selling, general and administrative	783,920	864,339	849,339	849,339
Research and development	179,838	219,139	142,472	142,472
Patent litigation settlement, net	—	85,123	—	—
Litigation-related and other contingencies	—	316,425	484,242	484,242
Asset impairment charges	116,089	715,551	519,011	519,011
Acquisition-related items and integration items	32,015	19,413	7,952	7,952

Operating income (loss) from continuing operations	464,978	(539,935)	(425,625)	(425,625)

Interest expense, net	148,024	182,834	173,601	226,620
Loss on extinguishment of debt	11,919	7,215	11,312	—
Other (income) expense, net	(1,407)	439	(50,971)	(50,971)

Income (loss) from continuing operations before income tax	306,442	(730,423)	(559,567)	(601,274)

Income tax	112,084	(36,415)	(24,067)	(38,978)

Income (loss) from continuing operations	194,358	(694,008)	(535,500)	(562,296)

Discontinued operations, net of tax	47,707	5,987	(96,914)	(96,914)

Consolidated net income (loss)	242,065	(688,021)	(632,414)	(659,210)

Less: Net income attributable to noncontrolling interests	54,452	52,316	52,925	52,925

Net income (loss) attributable to EHSI	187,613	(740,337)	(685,339)	(712,135)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$702,115	$733,879	$298,517	—
Investing activities	(2,374,092)	(88,467)	(883,639)	—
Financing activities	1,752,681	(645,547)	579,525	—
Purchases of property, plant and equipment	59,383	99,818	96,483	—
Other Financial Data:
Depreciation and amortization	$237,414	$285,524	$255,663	$255,663
Adjusted EBITDA (1)	1,002,270	1,148,067	1,063,656	1,063,656
Covenant adjusted EBITDA (1)	1,079,925	1,130,311	1,008,763	1,008,763
Covenant interest expense (2)	170,016	145,664	136,498	197,514
Ratio of covenant adjusted EBITDA to covenant interest expense	6.4	7.8	7.4	5.1
Ratio of total debt to covenant adjusted EBITDA (3)	3.3	2.9	3.7	6.6
Ratio of net debt to covenant adjusted EBITDA (4)	2.8	2.4	3.2	6.0

	Actual Consolidated			Unaudited Pro Forma
	As of December 31,
	2011	2012	2013	2013
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$526,644	$529,689	$526,597	$623,677
Total assets	7,292,583	6,568,559	6,571,856	5,853,427
Long-term debt, less current portion, net	3,421,590	3,035,031	3,323,844	2,733,869
Total Debt (3)	3,590,597	3,228,456	3,775,652	6,638,502
Net Debt (4)	3,063,953	2,698,767	3,249,055	6,014,825
Stockholders’ equity	2,039,591	1,133,206	585,216	531,652

(1)	EBITDA, adjusted EBITDA and covenant adjusted EBITDA are non-GAAP financial measures. We define EBITDA as net income attributable to EHSI before interest expense, net, income tax, and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding:

•	other expense (income), net;

•	net loss on extinguishment of debt;

•	stock-based compensation;

•	inventory step-up;

•	asset impairment charges;

•	acquisition related items;

•	accrual for payment to Impax related to sales of Opana® ER;

•	patent litigation settlement items, net;

•	certain litigation-related charges;

•	upfront and milestone payments;

•	cost and expenses related to cost reduction initiatives; and

•	excluding discontinued operations, net of tax, and net income attributable to noncontrolling interests, given that both are related primarily to HealthTronics, which was divested on January 31, 2014.

Covenant adjusted EBITDA further adjusts adjusted EBITDA by:

•	adding estimated cost savings and synergies related to acquisitions;

•	excluding the net cost of branded Lidoderm® provided to Watson’s wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of branded Lidoderm®;

•	including pro forma adjustments to include acquisitions made during the period as if they were made at the beginning of the period; and

•	adjusting certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on January 31, 2014.

We believe that EBITDA, adjusted EBITDA and covenant adjusted EBITDA are useful tools for investors and other users of EHSI’s financial statements in assessing EHSI’s ability to service or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. In addition, EHSI uses covenant adjusted EBITDA or substantially similar measures in calculating its financial ratios under the agreements governing its indebtedness, including the indentures governing the Existing EHSI Notes. We believe that the most directly comparable GAAP measure to EBITDA, adjusted EBITDA and covenant adjusted EBITDA is net income (loss) attributable to EHSI.

EBITDA, adjusted EBITDA and covenant adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, EHSI’s financial information reported under GAAP. Some of the limitations of EBITDA, adjusted EBITDA and covenant adjusted EBITDA are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and covenant adjusted EBITDA do not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may not use EBITDA, adjusted EBITDA and covenant adjusted EBITDA or may calculate EBITDA, adjusted EBITDA and covenant adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

EBITDA, adjusted EBITDA and covenant adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, as alternatives to net income (loss) attributable to EHSI or operating income (loss) from continuing operations or as an indicator of operating performance.

The reconciliation between net income (loss) attributable to EHSI and EBITDA, adjusted EBITDA and covenant adjusted EBITDA is as follows for the periods indicated:

	Actual Consolidated			Unaudited Pro Forma
	Year Ended December 31,
	2011	2012	2013	2013
	(in thousands)
Net income (loss) attributable to EHSI	$187,613	$(740,337)	$(685,339)	$(712,135)
Income tax	112,084	(36,415)	(24,067)	(38,978)
Interest expense, net	148,024	182,834	173,601	226,620
Depreciation and amortization	237,414	285,524	255,663	255,663

EBITDA	685,135	(308,394)	(280,142)	(268,830)
Other expense (income), net	(1,407)	439	(571)	(571)
Net loss on extinguishment of debt	11,919	7,215	11,312	—
Stock-based compensation	46,013	59,395	38,998	38,998
Inventory step-up (a)	49,010	880	—	—
Asset impairment charges	116,089	715,551	519,011	519,011
Acquisition related items (b)	32,015	19,413	7,952	7,952
Accrual for payment to Impax related to sales of Opana® ER	—	102,000	—	—
Patent litigation settlement items, net (c)	—	85,123	(50,400)	(50,400)
Certain litigation-related charges (d)	11,263	316,425	537,701	537,701
Upfront and milestone payments (e)	28,098	60,778	29,703	29,703
Cost reduction initiatives (f)	17,390	42,913	100,253	100,253
Discontinued operations, net of tax (g)	(47,707)	(5,987)	96,914	96,914
Net income attributable to noncontrolling interests (g)	54,452	52,316	52,925	52,925

Adjusted EBITDA	1,002,270	1,148,067	1,063,656	1,063,656
Estimated cost savings and synergies related to acquisitions (h)	22,200	—	—	—
Net impact of patent litigation settlement items (i)	—	—	(34,723)	(34,723)
Pro forma adjustments to adjusted EBITDA (j)	69,864	—	—	—
HealthTronics, Inc. adjustments to adjusted EBITDA (k)	(14,409)	(17,756)	(20,170)	(20,170)

Covenant adjusted EBITDA	1,079,925	1,130,311	1,008,763	1,008,763

(a)	Represents aggregate charges resulting from recording acquired inventory at its estimated fair value in connection with our acquisitions of Qualitest and AMS.
(b)	Primarily consists of transaction fees, including legal, separation, integration and other expenses, for our acquisitions of Penwest, Qualitest and AMS.
(c)	Activity related to the Settlement and License Agreement among Endo Pharmaceuticals Inc. and Teikoku, on the one hand, and Watson, on the other hand, entered into May 28, 2012. Includes ($50,400) reclassified from Other Expense/(Income), net in the year ended December 31, 2013.
(d)	Includes a reserve related to the United States Department of Justice investigation, a reserve related to mesh device claims, settlement payments paid pursuant to state drug price claims brought by governmental authorities and certain other legal matters.
(e)	Represents actual payments made by us with respect to the development and commercialization of certain assets we acquired.
(f)	Represents certain costs and separation benefits incurred in connection with continued efforts to enhance our cost structure and operations.
(g)	Excluded given that these line items are related primarily to HealthTronics, which was divested on January 31, 2014.
(h)	Includes cost savings and synergies related to the AMS acquisition.

(i)	Represents the net charges associated with (c) above and includes the net cost of branded Lidoderm® provided to Watson’s wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of the branded Lidoderm®.
(j)	Assumes that any acquisition made by Endo Health Solutions Inc. or any restricted subsidiary during the period was made as of the beginning of the period. Includes adjustments for the AMS acquisition in 2011.
(k)	Adjustments to certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on January 31, 2014.
(2)	Covenant interest expense excludes amortization of debt issuance costs and amortization of the discount, if any, associated with our 7% Senior Notes due 2019, 7.00% Senior Notes due 2020, 7 1⁄4% Senior Notes due 2022 and 1.75% Convertible Senior Subordinated Notes due 2015. It also excludes amortization of the deferred fees associated with our existing credit facility. Covenant interest expense includes interest on any intercompany financing related to acquisitions occurring during the year as if the acquisition occurred at the beginning of the year.

We believe that covenant interest expense is a useful tool for investors and other users of EHSI’s financial statements in assessing its ability to service indebtedness. Covenant interest expense is not a measure of EHSI’s actual interest expense under GAAP and should not be considered as an alternative to interest expense. Covenant interest expense has limitations as an analytical tool because it does not reflect the actual interest rates on the indebtedness.

(3)	Total debt for historical periods reflects our 7.00% Senior Notes due 2020 and 1.75% Convertible Senior Subordinated Notes due 2015 at their face amounts of $400.0 million and $379.5 million, respectively, and does not include unamortized discounts for each respective period.

Unaudited Pro Forma 2013 debt is comprised entirely of the 1.75% Convertible Senior Subordinated Notes due 2015, at their face amount of $379.5 million, the 3.25% AMS Convertible Notes due 2036, the 4.00% AMS Convertible Notes due 2041, the intercompany notes issued by EHSI to Endo U.S. Inc., and EHSI’s guarantees of all debt issued by Endo Finance LLC and Endo Finco Inc. (the “Endo Finance Issuers”), including the term loans under our credit facility, the Endo Finance Issuers’ 5.75% Senior Notes due 2022 (the “Existing Endo Finance Notes”) and the notes the Endo Finance Issuers propose to issue in exchange for EHSI’s existing 7% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7 1⁄4% Senior Notes due 2022 (the “Existing EHSI Notes”).

(4)	Net debt represents total debt, as defined above, less cash and cash equivalents.

Summary Unaudited Pro Forma Condensed Combined Financial Data of

Endo Limited

The following tables set forth summary unaudited pro forma condensed combined financial information and other financial data for the business of Endo Limited for the period ended and as of the date indicated below. They should be read along with Endo Limited’s unaudited pro forma combined financial statements appearing elsewhere in this report, including the related notes thereto.

The summary unaudited pro forma combined financial data for Endo Limited set forth below are derived from its unaudited pro forma financial statements appearing elsewhere in this report, giving effect to the pro forma adjustments described in “Unaudited Pro Forma Combined Financial Information of Endo Limited.” The summary unaudited pro forma combined financial data is for informational purposes only and does not purport to represent what its results of operations would have been if these events had occurred as of that date or what those results will be for future periods. We cannot assure you that the assumptions used by Endo Limited’s management, which they believe are reasonable, for preparation of the summary unaudited pro forma combined financial data will prove to be correct.

Because of the inherent uncertainties of Endo Limited’s business, the financial information below may not necessarily be indicative of its future results of operations, financial position or cash flows. See “Risk Factors” in the EHSI 2013 Form 10-K.

Unaudited Pro Forma Combined
Year Ended December 31, 2013
(in thousands, except for ratios)
Statement of Operations Data:
Total Revenues	$2,885,718
Costs and Expenses:
Cost of revenues	1,191,254
Selling, general and administrative	912,771
Research and development	150,845
Patent litigation settlement, net	—
Litigation-related and other contingencies	484,242
Asset impairment charges	519,011
Acquisition-related items and integration items	7,952

Operating loss from continuing operations	(380,357)

Interest expense, net	223,826
Loss on extinguishment of debt	11,312
Other (income) net	(45,031)

Loss from continuing operations before income tax	(570,464)

Income tax	(105,301)

Loss from continuing operations	(465,163)

Discontinued operations, net of tax	(96,914)

Consolidated net loss	(562,077)

Less: Net income attributable to noncontrolling interests	52,933

Net loss attributable to Endo Limited	(615,010)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	—
Investing activities	—
Financing activities	—
Purchases of property, plant and equipment	—
Other Financial Data:
Depreciation and amortization	$276,700
Adjusted EBITDA (1)	1,133,048
Covenant adjusted EBITDA (1)	1,078,155
Covenant interest expense (2)	186,288
Ratio of covenant adjusted EBITDA to covenant interest expense	5.8
Ratio of total debt to covenant adjusted EBITDA (3)	3.6
Ratio of net debt to covenant adjusted EBITDA (4)	2.3

Unaudited Pro Forma Combined
As of December 31, 2013
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,435,125
Total assets	9,922,291
Long-term debt, less current portion, net	3,499,256
Total Debt (3)	3,929,255
Net Debt (4)	2,494,130
Stockholders’ equity	3,523,956

(1)	EBITDA, adjusted EBITDA and covenant adjusted EBITDA are non-GAAP financial measures. We define EBITDA as net loss attributable to Endo Limited before interest expense, net, income tax, and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding:

•	other expense, net;

•	net loss on extinguishment of debt;

•	stock-based compensation;

•	asset impairment charges;

•	acquisition related items;

•	patent litigation settlement items, net;

•	certain litigation-related charges;

•	upfront and milestone payments;

•	cost and expenses related to cost reduction initiatives; and

•	excluding discontinued operations, net of tax, and net income attributable to noncontrolling interests, given that both are related primarily to HealthTronics, which was divested on January 31, 2014.

Covenant adjusted EBITDA further adjusts adjusted EBITDA by:

•	excluding the net cost of branded Lidoderm® provided to Watson’s wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of branded Lidoderm®; and

•	adjusting certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on January 31, 2014.

We believe that EBITDA, adjusted EBITDA and covenant adjusted EBITDA are useful tools for investors and other users of Endo Limited’s financial statements in assessing its ability to service or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. In addition, Endo Limited uses covenant adjusted EBITDA or substantially similar measures in calculating its financial ratios under the agreements governing its indebtedness. We believe that the most directly comparable GAAP measure to EBITDA, adjusted EBITDA and covenant adjusted EBITDA is net income (loss) attributable to Endo Limited.

EBITDA, adjusted EBITDA and covenant adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, Endo Limited’s financial information reported under GAAP. Some of the limitations of EBITDA, adjusted EBITDA and covenant adjusted EBITDA are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and covenant adjusted EBITDA do not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may not use EBITDA, adjusted EBITDA and covenant adjusted EBITDA or may calculate EBITDA, adjusted EBITDA and covenant adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

EBITDA, adjusted EBITDA and covenant adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, as alternatives to net income (loss) attributable to Endo Limited or operating income (loss) from continuing operations or as an indicator of operating performance.

The reconciliation between net loss attributable to Endo Limited and EBITDA, adjusted EBITDA and covenant adjusted EBITDA is as follows for the periods indicated:

Unaudited Pro Forma Combined
Year Ended December 31, 2013
(in thousands)
Net loss attributable to Endo Limited	$(615,010)
Income tax	(105,301)
Interest expense, net	223,826
Depreciation and amortization	276,700

EBITDA	(219,785)
Other expense, net	5,369
Net loss on extinguishment of debt	11,312
Stock-based compensation	42,086
Asset impairment charges	519,011
Acquisition related items (a)	7,952
Patent litigation settlement items, net (b)	(50,400)
Certain litigation-related charges (c)	537,701
Upfront and milestone payments (d)	29,703
Cost reduction initiatives (e)	100,253
Discontinued operations, net of tax (f)	96,914
Net income attributable to noncontrolling interests (f)	52,933

Adjusted EBITDA	1,133,048
Net impact of patent litigation settlement items (g)	(34,723)
HealthTronics, Inc. adjustments to adjusted EBITDA (h)	(20,170)

Covenant adjusted EBITDA	1,078,155

(a)	Primarily consists of transaction fees, including legal, separation, integration and other expenses, for our acquisitions of Penwest, Qualitest and AMS.
(b)	Activity related to the Settlement and License Agreement among Endo Pharmaceuticals Inc. and Teikoku, on the one hand, and Watson, on the other hand, entered into May 28, 2012. Includes ($50,400) reclassified from Other expense, net in the year ended December 31, 2013.
(c)	Includes a reserve related to the United States Department of Justice investigation, a reserve related to mesh device claims, settlement payments paid pursuant to state drug price claims brought by governmental authorities and certain other legal matters.
(d)	Represents actual payments made by us with respect to the development and commercialization of certain assets we acquired.
(e)	Represents certain costs and separation benefits incurred in connection with continued efforts to enhance our cost structure and operations.
(f)	Excluded given that these line items are related primarily to HealthTronics, which was divested on January 31, 2014.
(g)	Represents the net charges associated with (b) above and includes the net cost of branded Lidoderm® provided to Watson’s wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of the branded Lidoderm®.
(h)	Adjustments to certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on January 31, 2014.

(2)	Covenant interest expense excludes amortization of debt issuance costs and amortization of the discount, if any, associated with our 7% Senior Notes due 2019, 7.00% Senior Notes due 2020, 7 1⁄4% Senior Notes due 2022, 5.75% Senior Notes due 2022 and 1.75% Convertible Senior Subordinated Notes due 2015. It also excludes amortization of the deferred fees associated with our existing credit facility. Covenant interest expense includes interest on any debt financing related to acquisitions occurring during the year as if the acquisition occurred at the beginning of the year.

We believe that covenant interest expense is a useful tool for investors and other users of Endo Limited’s financial statements in assessing its ability to service indebtedness. Covenant interest expense is not a measure of Endo Limited’s actual interest expense under GAAP and should not be considered as an alternative to interest expense. Covenant interest expense has limitations as an analytical tool because it does not reflect the actual interest rates on the indebtedness.

(3)	Total debt reflects our 7.00% Senior Notes due 2020 and 1.75% Convertible Senior Subordinated Notes due 2015 at their face amounts of $400.0 million and $379.5 million, respectively, and does not include unamortized discounts for each respective period.
(4)	Net debt represents total debt, as defined above, less cash and cash equivalents.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF

ENDO HEALTH SOLUTIONS INC.

The following unaudited pro forma consolidated financial information of Endo Health Solutions Inc. (“EHSI”) is presented to illustrate the estimated effects of the debt exchange and reorganization. The following unaudited pro forma consolidated balance sheet as of December 31, 2013 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 are based upon, derived from, and should be read in conjunction with the historical audited financial statements of EHSI (which are available in the EHSI 2013 Form 10-K). The unaudited pro forma consolidated financial information set forth below give effect to the following (the “EHSI Transactions”):

•	the incurrence of $2,733.9 million in intercompany debt by EHSI and the repayment of EHSI’s existing credit facilities (“EHSI Existing Term Loan Credit Facility”) and Existing EHSI Notes (see information presented in the “EHSI Debt Exchange/Reorganization” column in the unaudited pro forma consolidated balance sheet and statement of operations); and

•	the reorganization of EHSI as an indirect wholly owned subsidiary of Endo International plc (“Endo International”) (see information presented in the “EHSI Debt Exchange/Reorganization” column in the unaudited pro forma consolidated balance sheet and statement of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma consolidated financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 2013 assumes that the completion of the debt exchange and reorganization occurred on January 1, 2013, the beginning of the period presented. The unaudited pro forma consolidated balance sheet as of December 31, 2013 assumes the debt exchange occurred on December 31, 2013. The unaudited pro forma consolidated financial information has been prepared by management in accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the EHSI Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated consolidated financial position or future results of operations that EHSI will experience after the debt exchange and reorganization. In addition, the accompanying unaudited pro forma consolidated statement of operations does not include any expected cost savings or restructuring actions which may be achievable subsequent to the EHSI Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain pro forma adjustments which are considered significant. The unaudited pro forma consolidated financial information gives effect to the reorganization of EHSI as an indirect wholly owned subsidiary of Endo International. Accordingly, the historical consolidated financial information has been adjusted in the accompanying unaudited pro forma consolidated financial information to give effect to the EHSI Transactions.

Endo Health Solutions Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2013

(In thousands of USD)

	EHSI Historical	EHSI Debt Exchange / Reorganization		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$526,597	$37,080	(3a)	$563,677
Restricted cash and cash equivalents	770,000	(710,000	)(3b)	60,000
Accounts receivable, net	725,827	—		725,827
Inventories, net	374,439	—		374,439
Prepaid expenses and other current assets	39,402	—		39,402
Income taxes receivable	—	19,569	(3c)	19,569
Deferred income taxes	257,985	—		257,985
Assets held for sale	160,257	—		160,257

Total current assets	$2,854,507	$(653,351)		$2,201,156

Marketable securities	2,979	—		2,979
Property and equipment, net	372,077	—		372,077
Goodwill	1,372,832	—		1,372,832
Other intangibles, net	1,872,926	—		1,872,926
Other assets	96,535	(65,078	)(3f)	31,457

Total assets	$6,571,856	$(718,429)		$5,853,427

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$263,241	$—		$263,241
Accrued expenses	979,964	—		979,964
Current portion of long-term debt	414,929	(69,375	)(3d)	345,554
Acquisition-related contingent consideration	3,878	—		3,878
Income taxes payable	3,089	—		3,089
Liabilities related to assets held for sale	31,571	—		31,571

Total current liabilities	$1,696,672	$(69,375)		$1,627,297

Deferred income taxes	310,764	(5,515	)(3e)	305,249

Acquisition-related contingent consideration	869	—		869
Long-term debt, less current portion, net	3,323,844	(3,323,844	)(3f)	—
Intercompany debt	—	2,733,869	(3g)	2,733,869
Other liabilities	654,491	—		654,491
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—		—
Common Stock	1,444	(1,444	)(3h)	—
Additional paid-in capital	1,166,375	(761,676	)(3h)	404,699
Retained earnings	126,234	(53,564	)(3h)	72,670
Accumulated other comprehensive loss	(4,915)	—		(4,915)
Treasury stock	(763,120)	763,120	(3h)	—

Total Endo Health Solutions Inc. stockholders’ equity	$526,018	$(53,564	)(3h)	$472,454
Noncontrolling interests	59,198	—		59,198

Total stockholders’ equity	$585,216	$(53,564)		$531,652

Total liabilities and stockholders’ equity	$6,571,856	$(718,429)		$5,853,427

Endo Health Solutions Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	EHSI Historical	EHSI Debt Exchange / Reorganization		Pro Forma
Revenues:
Net pharmaceutical product sales	$2,061,916	$—		$2,061,916
Devices revenues	492,226	—		492,226
Service and other revenues	62,765	—		62,765

Total revenues	$2,616,907	$—		$2,616,907
Costs & expenses:
Cost of revenues	1,039,516	—		1,039,516
Selling, general and administrative	849,339	—		849,339
Research and development	142,472	—		142,472
Patent litigation settlement, net	—	—		—
Litigation-related and other contingencies	484,242	—		484,242
Asset impairment charges	519,011	—		519,011
Acquisition-related and integration items, net	7,952	—		7,952

Operating loss	$(425,625)	$—		$(425,625)

Interest expense, net	173,601	53,019	(3i)	226,620
Net loss on extinguishment of debt	11,312	(11,312	)(3j)	—
Other income, net	(50,971)	—		(50,971)

Loss before income tax	$(559,567)	$(41,707)		$(601,274)

Income tax	(24,067)	(14,911	)(3k)	(38,978)

Loss from continuing operations	$(535,500)	$(26,796)		$(562,296)

Discontinued operations, net of tax	(96,914)	—		(96,914)

Consolidated net loss	$(632,414)	$(26,796)		$(659,210)

Less: Net income attributable to noncontrolling interests	52,925	—		52,925

Net loss attributable to Endo Health Solutions Inc.	$(685,339)	$(26,796)		$(712,135)

Endo Health Solutions Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(In thousands of USD, except share amounts)

Note 1. Description of transaction

On November 5, 2013, EHSI announced that it had entered into an Arrangement Agreement to acquire Paladin Labs Inc. (“Paladin”) in a stock and cash transaction (the “Paladin Acquisition”). Under the terms of the Arrangement Agreement, (a) Endo International caused CanCo 1, subsequently renamed to Paladin Labs Canadian Holding Inc., to acquire Paladin pursuant to the Plan of Arrangement and (b) Merger Sub merged with and into EHSI, with EHSI as the Surviving Corporation in the Merger. On February 28, 2014 the Paladin Acquisition closed and each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International, a newly-formed Irish holding company.

In connection with the Paladin Acquisition and the reorganization, EHSI repaid its existing secured senior credit facilities, which are referred to in this report as the “EHSI Existing Term Loan Credit Facility,” at closing, financed by intercompany debt. The intercompany debt consists of notes that have been entered into between affiliated subsidiaries of Endo International that were entered into at closing. The debt consists of intercompany Note A of $1.4 billion, intercompany Note B of $35.0 million and intercompany Note C of $2.9 million. In addition, EHSI will repay the Existing EHSI Notes, of $1.3 billion, which will be financed by intercompany Note D of the same $1.3 billion.

The interest rates under intercompany Notes A-C are fixed, with a weighted average interest rate of 6.68% for the year ended December 31, 2013. Intercompany Note D will have substantially the same economic terms as the Existing EHSI Notes for which they paid off, including interest rate, interest payment dates, optional redemption terms, and maturity.

U.S. Federal Withholding Tax Consequences of the Merger to Endo International

If the merger qualifies as a reorganization under Section 368(a) of the Code and Section 367(a) of the Code does not apply, then Endo International should be treated as receiving a distribution from Endo U.S. Inc., the current parent of EHSI, prior to the merger. Such deemed distribution should be treated as a taxable dividend to the extent of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution and should be subject to U.S. withholding tax in accordance with the U.S.-Ireland Tax Treaty. As of the date of this report, this amount is not known. As such, it is not possible to know the exact amount of the withholding tax for purposes of the unaudited pro forma combined financial information. However, we currently do not expect that such withholding tax would be material to our combined statements of operations or cash flows. Notwithstanding the foregoing, if it is determined that Section 367(a) of the Code does apply (because, for example, the Endo International income amount does not exceed the U.S. shareholders built-in gain amount), the deemed distribution and U.S. withholding tax rules would not apply. In such a case, the gain realized by EHSI’s U.S. shareholders would be subject to U.S. federal income tax and the excise tax of Section 4985 would apply with respect to certain officers and directors of EHSI. If the excise tax becomes applicable, EHSI would provide certain covered individuals with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax was incurred. EHSI does not expect the excise tax reimbursement to exceed $60.0 million and has designated this amount as restricted cash and cash equivalent on its unaudited pro forma balance sheet.

Note 2. Basis of presentation

The unaudited pro forma consolidated financial information was prepared based on the historical financial information of EHSI. The unaudited pro forma consolidated financial information does not give effect to immaterial transactions, such as the acquisition of Boca Pharmacal LLC by EHSI.

Note 3. Unaudited pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands of USD):

Debt proceeds (1)	$2,733,869
Payment of EHSI’s existing debt (1)	(2,696,019)
Transfer of deferred financing costs (2)	10,075
Cash transaction costs (3)	(20,845)
Release of restricted cash and cash equivalents (4)	70,000
Restricted cash related to excise tax (5)	(60,000)

Total adjustments	$37,080

(1)	The issuance of $2,733.9 million in intercompany debt, which was used for the repayment of $1,396.0 million under EHSI’s Existing Term Loan Credit Facility, $1,300.0 million for the EHSI Existing Endo Finance Notes and other general corporate purposes;
(2)	as part of the EHSI Transactions, the issuer of the Existing Endo Finance Notes, a wholly owned subsidiary of EHSI, was merged and reorganized into Endo Finance LLC, which is not a subsidiary of EHSI. Accordingly, the deferred financing costs of $10.1 million related to the $700.0 million in proceeds from the Existing Endo Finance Notes issuance were transferred to Endo Finance LLC;
(3)	the incurrence of $20.8 million of direct transaction costs of EHSI associated with the reorganization;
(4)	the release of $70.0 million in restricted cash and cash equivalents as a result of the reorganization; and
(5)	restricted cash and cash equivalents for the reimbursement of excise tax - see Note 1.

b.	The adjustment to restricted cash and cash equivalents reflects the following (in thousands of USD):

Transfer of restricted cash and cash equivalents (1)	$(700,000)
Release of restricted cash and cash equivalents (2)	(70,000)
Restricted cash related to excise tax (3)	60,000

Total adjustments	$(710,000)

(1)	As part of the EHSI Transactions, the issuer of the Existing Endo Finance Notes, a wholly owned subsidiary of EHSI, was merged and reorganized into Endo Finance LLC, which is not a subsidiary of EHSI. Accordingly, the $700.0 million in restricted cash and cash equivalents from the Existing Endo Finance Notes issuance was transferred to Endo Finance LLC;
(2)	the release of $70.0 million in restricted cash and cash equivalents as a result of the reorganization; and
(3)	restricted cash and cash equivalents for the reimbursement of excise tax - see Note 1.

c.	Represents the adjustment to income taxes receivable resulting from the debt exchange and the reorganization.

d.	Represents the current portion of the EHSI Existing Term Loan Credit Facility which was repaid.

e.	Represents the elimination of deferred taxes associated with the EHSI Existing Term Loan Credit Facility.

f.	The adjustment to long-term debt, less current portion, net consists of the following components (in thousands of USD):

Payment of the EHSI Existing Term Loan Credit Facility	$(1,396,019)
Payment of the EHSI Existing Endo Finance Notes, net of discount	(1,297,200)
Transfer of the Existing Endo Finance Notes	(700,000)

Net change	(3,393,219)

Less current portion of long-term debt	(69,375)

Total net change	$(3,323,844)

In connection with the retirement of the EHSI Existing Term Loan Credit Facility, EHSI eliminated approximately $55.0 million of unamortized debt issuance costs that had been capitalized and recorded in Other assets. The elimination of the unamortized debt issuance costs was accounted for as an extinguishment. Additionally, as part of the EHSI Transactions, the issuer of the Existing Endo Finance Notes, a wholly owned subsidiary of EHSI, was merged and reorganized into Endo Finance LLC, which is not a subsidiary of EHSI. Accordingly, the deferred financing costs of $10.1 million related to the $700.0 million in proceeds from the Existing Endo Finance Notes issuance were transferred to Endo Finance LLC.

g.	The adjustment to intercompany debt consists of proceeds from the following (in thousands of USD):

Intercompany Note A	$1,396,019
Intercompany Note B	35,000
Intercompany Note C	2,850
Intercompany Note D	1,300,000

$2,733,869

h.	The adjustment to equity consist of the following components (in thousands of USD):

Estimated direct transaction costs of EHSI related to the reorganization	$(20,845)
Adjustment to income taxes receivable as a result of the reorganization	5,420
Expense the remaining discount on the EHSI Existing Endo Finance Notes	(2,800)
Elimination of unamortized debt issuance costs	(55,003)
Adjustments to income taxes receivable and deferred taxes as a result of the retirement of the EHSI Existing Term Loan Credit Facility and the reorganization	19,664

Endo debt exchange costs	$(53,564)

EHSI treasury stock and common stock in the amounts of $1,444 and $762,120, respectively, were reclassified into Additional paid-in capital as these items were contributed to Endo International and retired as part of the reorganization.

i.	The net adjustment for the year ended December 31, 2013 were as follows (in thousands of USD):

Estimated interest expense on new indebtedness	$190,589

Historical interest expense (including the amortization of debt issuance costs) associated with the EHSI Existing Term Loan Credit Facility and the Existing Endo Finance Notes	(137,570)

Total interest expense adjustment	$53,019

On an as adjusted basis, after giving effect to the application of the proceeds from the new intercompany debt, as of December 31, 2013, EHSI’s aggregate principal debt outstanding would have consisted of $3,113.5 million of fixed-rate debt and no floating rate debt.

j.	Represents loss on extinguishment of debt related to the EHSI Existing Term Loan Credit Facility.

k.	Estimated income tax rate of approximately 36% has been used for the pro forma adjustments for the year ended December 31, 2013. The estimated income tax rate is based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences of EHSI that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. This rate is an estimate and does not take into account future income tax strategies that may be applied to the entity.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF ENDO LIMITED

The following unaudited pro forma combined financial information of Endo Limited is presented to illustrate the estimated effects of the Paladin Acquisition (see Note 1) and the related debt exchange and reorganization. The following unaudited pro forma combined balance sheet as of December 31, 2013 and unaudited pro forma combined statement of operations for the year ended December 31, 2013 are based upon and derived from and should be read in conjunction with the historical audited consolidated financial statements of Endo Health Solutions Inc. (“EHSI”) (which are available in EHSI’s 2013 Form 10-K that is incorporated by reference into this Offer to Exchange) and historical audited consolidated financial statements of Paladin Labs, Inc. (“Paladin”) (incorporated by reference in this Offer to Exchange). The Paladin Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The unaudited pro forma combined financial information set forth below give effect to the following (collectively, the “Transactions”):

•	the reorganization upon consummation of the Paladin Acquisition, in which each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International (see information presented in the “Endo Debt Exchange/Reorganization” column in the unaudited pro forma combined balance sheet and statement of operations); and

•	the incurrence of $1,525.0 million in debt by Endo Limited and the repayment of EHSI’s existing credit facilities (“Existing Term Loan Credit Facility”) (see information presented in the “Endo Debt Exchange/Reorganization” column in the unaudited pro forma combined balance sheet and statement of operations); and

•	certain IFRS to U.S. GAAP adjustments necessary to reflect legacy Paladin under the same accounting principles as EHSI as further described in Note 2 (see information presented in the “Paladin Adjusted Historical IFRS” and “Paladin Adjusted Historical U.S. GAAP” columns in the unaudited pro forma combined balance sheet and statement of operations); and

•	certain other adjustments in connection with the consummation of the Paladin Acquisition, including the associated estimated direct transaction costs (see information presented in the “Paladin Acquisition Adjustments” column in the unaudited pro forma combined balance sheet and statement of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Paladin’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of December 31, 2013. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 assumes the completion of the Transactions occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of December 31, 2013 assumes the Transactions occurred on December 31, 2013. The unaudited pro forma combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo Limited will experience after the Transactions. In addition, the accompanying unaudited pro forma combined statement of operations does not include any expected cost savings or restructuring actions which may be achievable subsequent to the Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain pro forma adjustments which are considered significant. Certain financial information of Paladin as presented in its respective consolidated financial statements has been reclassified to conform to the historical presentation in EHSI’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information. The unaudited pro forma combined financial information gives effect to the reorganization of EHSI and Paladin into Endo Limited, which includes the Paladin Acquisition. As part of the reorganization, each of Endo and Paladin became indirect wholly owned subsidiaries of Endo International, a newly-formed Irish holding company. Endo Limited is a direct wholly owned subsidiary of Endo International. Accordingly, the historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to the Transactions.

Endo Limited

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2013

(In thousands of USD)

	Endo Historical	Paladin Adjusted Historical Note 2	Paladin Acquisition Adjustments		Endo Debt Exchange /Reorganization		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$526,597	$99,324	$(45,608	)(5a)	$787,312	(5a)	$1,367,625
Restricted cash and cash equivalents	770,000	—	—		(702,500	)(5b)	67,500
Accounts receivable, net	725,827	39,714	—		—		765,541
Intercompany receivables	—	—	—		24,718	(5c)	24,718
Inventories, net	374,439	45,179	24,821	(5d)	—		444,439
Prepaid expenses and other current assets	39,402	175,815	—		—		215,217
Income taxes receivable	—	374	5,420	(5e)	14,149	(5e)	19,943
Deferred income taxes	257,985	12,551	—		—		270,536
Assets held for sale	160,257	—	—		—		160,257

Total current assets	$2,854,507	$372,957	$(15,367)		$123,679		$3,335,776

Marketable securities	2,979	—	—		—		2,979
Property and equipment, net	372,077	7,468	—		—		379,545
Goodwill	1,372,832	61,824	2,119,494	(5f)	—		3,554,150
Other intangibles, net	1,872,926	101,493	473,507	(5g)	—		2,447,926
Investment in subsidiaries	—	—	—		—		—
Other assets	96,535	70,150	—		35,230	(5k)	201,915

Total assets	$6,571,856	$613,892	$2,577,634		$158,909		$9,922,291

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$263,241	$63,462	$—		$—		$326,703
Accrued expenses	979,964	33,782	—		—		1,013,746
Current portion of long-term debt	414,929	4,866	—		(23,875	)(5h)	395,920
Acquisition-related contingent consideration	3,878	—	—		—		3,878
Income taxes payable	3,089	—	—		—		3,089
Liabilities related to assets held for sale	31,571	—	—		—		31,571

Total current liabilities	$1,696,672	$102,110	$—		$(23,875)		$1,774,907

Deferred income taxes	310,764	19,647	134,549	(5i)	(5,515	)(5j)	459,445

Acquisition-related contingent consideration	869	—	—		—		869
Long-term debt, less current portion, net	3,323,844	19,756	—		155,656	(5k)	3,499,256
Other liabilities	654,491	9,367	—		—		663,858
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—	—		—		—
Common Stock	1,444	171,000	(171,000	)(5l)	(1,444	)(5l)	—
Additional paid-in capital	1,166,375	6,454	2,091,248	(5l)	26,162	(5l)	3,290,239
Retained earnings	126,234	241,754	(257,179	)(5l)	7,925	(5l)	118,734
Accumulated other comprehensive loss	(4,915)	(15,120)	15,120	(5l)	—		(4,915)
Treasury stock	(763,120)	—	763,120	(5l)	—		—

Total Endo Limited stockholders’ equity	$526,018	$404,088	$2,441,309	(5l)	$32,643		$3,404,058
Noncontrolling interests	59,198	58,924	1,776	(5m)	—		119,898

Total stockholders’ equity	$585,216	$463,012	$2,443,085		$32,643		$3,523,956

Total liabilities and stockholders’ equity	$6,571,856	$613,892	$2,577,634		$158,909		$9,922,291

Certain Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Endo Limited

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Endo Historical	Paladin Adjusted Historical	Paladin Acquisition Adjustments		Endo Debt Exchange /Reorganization		Pro Forma
		(Note 2)
Revenues:
Net pharmaceutical product sales	$2,061,916	$268,811	$—		$—		$2,330,727
Devices revenues	492,226	—	—		—		492,226
Service and other revenues	62,765	—	—		—		62,765

Total revenues	$2,616,907	$268,811	$—		$—		$2,885,718
Costs & expenses:
Cost of revenues	1,039,516	128,080	23,658	(5n)	—		1,191,254
Selling, general and administrative	849,339	63,432	—		—		912,771
Research and development	142,472	8,373	—		—		150,845
Patent litigation settlement, net	—	—	—		—		—
Litigation-related and other contingencies	484,242	—	—		—		484,242
Asset impairment charges	519,011	—	—		—		519,011
Acquisition-related and integration items, net	7,952	—	—		—		7,952

Operating (loss) income	$(425,625)	$68,926	$(23,658)		$—		$(380,357)

Interest expense (income), net	173,601	(4,944)	—		55,169	(5o)	223,826
Net loss on extinguishment of debt	11,312	—	—		—		11,312
Other (income) expense, net	(50,971)	5,940	—		—		(45,031)

(Loss) income before income tax	$(559,567)	$67,930	$(23,658)		$(55,169)		$(570,464)

Income tax	(24,067)	17,562	(6,388	)(5p)	(92,408	)(5q)	(105,301)

(Loss) income from continuing operations	$(535,500)	$50,368	$(17,270)		$37,239		$(465,163)

Discontinued operations, net of tax	(96,914)	—	—		—		(96,914)

Consolidated net (loss) income	(632,414)	50,368	(17,270)		37,239		(562,077)

Less: Net income attributable to noncontrolling interests	52,925	8	—		—		52,933

Net (loss) income attributable to Endo Limited	$(685,339)	$50,360	$(17,270)		$37,239		$(615,010)

Certain Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Endo Limited

Notes to Unaudited Pro Forma Combined Financial Statements

(In thousands of USD, except share amounts)

Note 1. Description of transaction

On November 5, 2013, EHSI announced that it had entered into an Arrangement Agreement to acquire Paladin in a stock and cash transaction valued then at approximately $1.6 billion (the “Paladin Acquisition”). Under the terms of the Arrangement Agreement, (a) Endo International caused 8312214 Canada Inc., subsequently renamed to Paladin Labs Canadian Holding Inc., to acquire Paladin pursuant to a plan of arrangement under Canadian Law and (b) merger sub merged with and into EHSI, with EHSI as the Surviving Corporation in the Merger. On February 28, 2014 the Paladin Acquisition closed and each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International, a newly-formed Irish holding company. Endo Limited is a direct wholly owned subsidiary of Endo International.

As consideration for the Paladin Acquisition, Paladin shareholders received, for each Paladin share they owned upon closing, 1.6331 shares of Endo International and C$1.16 in cash, for total estimated consideration of $2.9 billion. Current EHSI shareholders received one share of Endo International for each share of EHSI they owned upon closing. Upon closing of the Paladin Acquisition, the former EHSI shareholders owned approximately 79% of the capitalization of Endo International on a fully diluted basis, and the former Paladin shareholders and option holders owned approximately 21% of the capitalization of Endo International on a fully diluted basis.

In addition, pursuant to the Arrangement Agreement, for each Paladin share owned upon closing, shareholders of Paladin received one share of Knight Therapeutics Inc. (“Knight Therapeutics”), a newly formed Canadian company. Rights to Impavido and certain related rights were transferred to Knight Therapeutics in connection with the Paladin Acquisition (the “Knight separation”).

Upon closing of the Paladin Acquisition, Endo International shares were listed on NASDAQ and TSX.

In connection with the Paladin acquisition, EHSI refinanced its existing secured senior credit facilities, which are referred to in this report as the “Existing Term Loan Credit Facility”, at closing through a new secured senior credit facility, which is referred to in this report as the “New Term Loan Credit Facility.” The New Term Loan Credit Facility consists of a five-year senior secured term loan “A” facility in an amount up to $1.1 billion, a seven-year senior secured term loan “B” facility in an amount up to $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million. The new credit facility contains an uncommitted expansion option which will permit up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the new credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the new credit facility or other lenders after the closing date. As of December 31, 2013, prior to entering into the New Term Loan Credit Facility, term loans under the Existing Term Loan Credit Facility amounted to $1,396.0 million.

The interest rates under the New Term Loan Credit Facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma combined financial statements, it was assumed that the new term loans will be borrowed under the New Term Loan Credit Facility at a LIBOR rate of 0.25%, for a weighted average interest rate of 2.57% for the year ended December 31, 2013.

Under the new credit facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the new credit facility.

Note 2. Basis of presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of EHSI and Paladin. This unaudited pro forma combined financial information does not give effect to immaterial transactions, such as the Knight separation by Paladin, and the acquisition of Boca Pharmacal LLC by EHSI.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this report, EHSI has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Paladin assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical financial statements of Paladin (which are incorporated by reference in this Offer to Exchange) for the year ended December 31, 2013 were prepared in accordance with IFRS using the Canadian dollar as the reporting currency. Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of Paladin. For purposes of the unaudited financial information, the Canadian dollar denominated IFRS financial statements have been converted to the U.S. dollar, using the exchange rate of $0.9402 as of December 31, 2013 and the average exchange rate of $0.9710 the year ended December 31, 2013, respectively.

Although we believe these adjustments represent the known material adjustments necessary to present Paladin’s financial statements in conformity with U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. In addition, we may not have identified all adjustments necessary to conform Paladin’s accounting policies to EHSI’s accounting policies.

Endo International is conducting a review of Paladin’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Paladin’s results of operations or reclassification of assets or liabilities to conform to Endo’s accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma combined financial statements. During the preparation of these unaudited pro forma combined financial statements, we were not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to our financial presentation, and accordingly, these unaudited pro forma combined financial information do not assume any material differences in accounting policies between the two companies.

Financial information presented in the “Paladin Adjusted Historical IFRS” column in the unaudited adjusted historical balance sheet and statement of operations has been reclassified to conform to the historical presentation in our consolidated financial statements as follows:

Reclassification included in the unaudited adjusted historical balance sheet (in thousands of USD):

	As of December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Marketable securities	142,367	(142,367)	—
Financial assets - current	32,026	(32,026)	—
Prepaid expenses and other current assets	1,182	174,393	175,575

Investment in associates	959	(959)	—
Interest in a joint venture	24,194	(24,194)	—
Loans receivable from a joint venture	10,281	(10,281)	—
Financial assets - long term	12,308	(12,308)	—
Investment tax credits recoverable	19,978	(19,978)	—
Deferred income tax assets	14,192	(14,192)	—
Other assets	—	81,912	81,912

Bank overdraft	7,120	(7,120)	—
Current portion of finance lease liability	681	(681)	—
Deferred revenue	1,908	(1,908)	—
Income tax payable	23,955	(23,955)	—
Other balances payable	118	(118)	—
Accrued expenses	—	33,782	33,782

Finance lease liability	5,517	(5,517)	—
Deferred revenue	1,323	(1,323)	—
Other balances payable	2,527	(2,527)	—
Other liabilities	—	9,367	9,367

Reclassification included in the unaudited adjusted historical statement of operations (in thousands of USD):

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	19,781	(19,781)	—
Cost of revenues	108,299	19,781	128,080

Depreciation of property, plant and equipment	1,256	(1,256)	—
Selling, general and administrative	62,176	1,256	63,432

Other finance expense	1,440	(1,440)	—
Foreign exchange loss	(49)	49	—
Share of net loss from a joint venture	667	(667)	—
Share of net income from associates	(91)	91	—
Endo Arrangement transaction costs	4,846	(4,846)	—
Other income, net	(873)	6,813	5,940

Interest income	(8,485)	8,485	—
Interest expense, net	3,541	(8,485)	(4,944)

Below is unaudited financial information showing adjustments to conform Paladin’s historical IFRS statements to U.S. GAAP.

Paladin Labs Inc.

Unaudited Adjusted Historical Balance Sheet

As of December 31, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments		Paladin Adjusted Historical U.S. GAAP
Assets
Current assets:
Cash and cash equivalents	$99,324	$—		$99,324
Accounts receivable, net	39,714	—		39,714
Inventories, net	45,179	—		45,179
Prepaid expenses and other current assets	175,575	240	(a)	175,815
Income taxes receivable	374	—		374
Deferred income taxes	—	12,551	(b)	12,551

Total current assets	$360,166	$12,791		$372,957

Property and equipment, net	7,468	—		7,468
Goodwill	29,761	32,063	(c)	61,824
Other intangibles, net	101,493	—		101,493
Other assets	81,912	(11,762	)(b)	70,150

Total assets	$580,800	$33,092		$613,892

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$63,462	$—		$63,462
Accrued expenses	33,782	—		33,782
Current portion of long-term debt	4,866	—		4,866

Total current liabilities	$102,110	$—		$102,110

Deferred income taxes	18,311	1,336	(b)	19,647
Long-term debt, less current portion, net	19,756	—		19,756
Other liabilities	9,367	—		9,367
Commitments and contingencies
Stockholders’ equity:
Common Stock	171,000	—		171,000
Additional paid-in capital	6,454	—		6,454
Retained earnings	229,059	12,695	(d)	241,754
Accumulated other comprehensive loss	(12,139)	(2,981	)(c)	(15,120)

Total shareholder stockholders’ equity	$394,374	$9,714		$404,088

Noncontrolling interests	36,882	22,042	(c)	58,924
Total stockholders’ equity	$431,256	$31,756		$463,012

Total liabilities and stockholders’ equity	$580,800	$33,092		$613,892

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$268,811	$—	$268,811

Total revenues	$268,811	$—	$268,811
Costs & expenses:
Cost of revenues	128,080	—	128,080
Selling, general and administrative	63,432	—	63,432
Research and development	8,373	—	8,373

Operating income	$68,926	$—	$68,926

Interest income, net	(4,944)	—	(4,944)
Other expense, net	5,940	—	5,940

Income before income tax	$67,930	$—	$67,930

Income tax	17,555	7 (e)	17,562

Consolidated net income	$50,375	$(7)	$50,368

Less: Net income attributable to noncontrolling interests	8	—	8

Net income attributable to Paladin Labs Inc.	$50,367	$(7)	$50,360

Notes:

Adjustments included in the column “GAAP Adjustments” are for the following:

(a)	Represents certain differences regarding the tax effects of intercompany transfer of assets under IFRS to conform to U.S. GAAP. Under IFRS taxes paid on intercompany transfers of assets are recognized as tax expense as incurred. Additionally, IFRS requires the recognition of deferred taxes on temporary differences between the tax basis of assets transferred. Under U.S. GAAP taxes paid on intercompany transfers are deferred as a prepaid asset until the underlying asset is consumed or is sold to an unrelated party at which point it is recognized as tax expense.
(b)	Represents certain tax classification differences under IFRS to conform to U.S. GAAP. Under IFRS deferred income tax assets and liabilities are presented as non-current whereas under U.S. GAAP a split between current and non-current is required.
(c)	To conform certain noncontrolling interest transactions to U.S. GAAP. Under IFRS, for business combination transactions, noncontrolling interests can be measured at fair value, including goodwill, or alternatively at their share of the fair value of the acquiree’s net identifiable assets whereas under U.S. GAAP noncontrolling interests are measured at fair value including goodwill.
(d)	Reflects the cumulative income statement effect of the IFRS to U.S. GAAP adjustments.
(e)	Reflects the period income tax effect of the IFRS to U.S. GAAP adjustments noted above.

U.S. Federal Withholding Tax Consequences of the Merger to Endo International

If the merger qualifies as a reorganization under Section 368(a) of the Code and Section 367(a) of the Code does not apply, then Endo International should be treated as receiving a distribution from Endo U.S. Inc. prior to the merger. Such deemed distribution should be treated as a taxable dividend to the extent of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution and should be subject to U.S. withholding tax in accordance with the U.S.-Ireland Tax Treaty. As of the date of this report, this amount is not known. As such, it is not possible to know the exact amount of the withholding tax for purposes of the unaudited pro forma combined financial information. Endo Limited does not expect the withholding tax to exceed $7.5 million and has designated this amount as restricted cash and cash equivalent on its unaudited pro forma combined balance sheet. Notwithstanding the foregoing, if it is determined that Section 367(a) of the Code does apply (because, for example, the Endo International income amount does not exceed the U.S. shareholders built-in gain amount), the deemed distribution and U.S. withholding tax rules would not apply. In such a case, the gain realized by EHSI’s U.S. shareholders would be subject to U.S. federal income tax and the excise tax of Section 4985 would apply with respect to certain officers and directors of Endo International. If the excise tax becomes applicable, EHSI would provide certain covered individuals with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax was incurred. EHSI does not expect the excise tax reimbursement to exceed $60.0 million and has designated this amount as restricted cash and cash equivalent on its unaudited pro forma combined balance sheet.

Note 3. Estimated acquisition consideration for Paladin

Upon completion of the Paladin Acquisition, each issued and outstanding Paladin share was converted into the right to receive C$1.16 in cash, 1.6331 newly issued Endo Internationalshares and one common share of Knight Therapeutics, and options to acquire Paladin shares were settled on a cash-less exercise basis for Endo Internationalshares and common shares of Knight Therapeutics in an amount reflecting the Paladin Acquisition consideration.

The acquisition consideration, excluding the value of one Knight Therapeutics share per Paladin share, is as follows (in thousands of USD, except for per share amounts):

Acquisition Consideration

Number of Paladin Shares to be paid through the delivery of Endo International common stock per Arrangement Agreement	20,765
Exchange ratio	1.6331
Number of shares of Endo International common stock—as exchanged	33,912
Endo common stock price on February 28, 2014	$79.82

Estimated fair value of 33.9 million common shares of Endo International issued to Paladin Shareholders		$2,706,852
Number of Paladin Shares to be paid in cash per Arrangement Agreement	20,765
Per share cash consideration for Paladin shares (1)	$1.09

Estimated cash distribution to Paladin shareholders		22,647
Fair value of the vested portion of Paladin stock options outstanding—1.3 million at February 28, 2014 (2)		131,323

Total estimated acquisition consideration		$2,860,822

Notes:

(1)	Represents the cash consideration per the Arrangement Agreement of C$1.16 per Paladin share translated into USD utilizing a December 31, 2013 exchange rate of $0.9402.
(2)	Under ASC 805, the fair value of vested stock option awards attributed to pre-combination services is accounted for as purchase price consideration. There were a total of 1.3 million vested Paladin stock options outstanding as of February 28, 2014 with an estimated fair value of $131.3 million, which is accounted for as purchase price consideration under ASC 805.

Note 4. Preliminary estimated purchase price allocation

The pro forma adjustments to allocate the acquisition consideration are preliminary and will remain so until our management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing of the Paladin Acquisition. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma combined financial statements.

The preliminary allocation of the estimated purchase price to the fair value of Paladin’s assets and liabilities assumed as if the acquisition date was December 31, 2013 is presented as follows (in thousands of USD):

Preliminary estimated acquisition consideration (see Note 3)		$2,860,822
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Paladin’s net assets	4a	404,088
Less net transaction costs expected to be incurred by Paladin	4a	(24,763)
Less historical Paladin goodwill and other intangible assets	4b	(163,317)

Net assets to be acquired		216,008
Fair value adjustments of net assets acquired
Inventory	4c	24,821
Identifiable intangible assets
Product Rights and other intangibles	4d	485,000
IPR&D	4d	90,000
Non-controlling interests	4e	(1,776)
Deferred tax liabilities	4f	(134,549)

Goodwill	4g	2,181,318

Adjustments included in the table above are for the following:

a.	Reflects the acquisition of the historical book value of net assets of Paladin as of December 31, 2013 and $24.8 million of estimated transaction costs incurred by Paladin which reduced net assets acquired.
b.	After giving effect to IFRS to U.S. GAAP adjustments, Paladin’s historical balance sheet includes $163.3 million of goodwill and other intangible assets, which are not recorded under the acquisition method of accounting.
c.	Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo Limited will reflect the fair value of Paladin’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo Limited’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma combined statements of operations.
d.	Of the total estimated consideration, approximately $485.0 million relates to definite-lived intangible assets which are expected to be amortized over a weighted average useful life of eleven years. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined statements of operations. IPR&D of $90.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, we will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets, may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.
e.	Represents the fair value adjustment for non-controlling interest. The minority interest for Litha Healthcare Group Limited (“Litha”), estimated at US$36.6 million, is based on a current share price of Litha translated into USD, or approximately US$0.22 multiplied by the number of outstanding shares of Litha currently not owned by Paladin, which is approximately 165.1 million shares. The estimated fair value of non-controlling interest of Laboratorios Paladin SA (“Paladin Mexico”) was estimated to be approximately $24.1 million. To estimate the fair value of Paladin Mexico’s non-controlling interest we utilized an “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The implied fair value of Paladin Mexico was then multiplied by the current non-controlling interest percentage to arrive at the estimated fair value of Paladin Mexico’s non-controlling interest. The final fair value determination for non-controlling interests may differ from this preliminary determination.
f.	Reflects a deferred income tax liability primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 27% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.
g.	Goodwill, currently estimated at $2,181.3 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5. Unaudited pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands of USD):

Debt proceeds (1)	$1,525,000
Payment of Endo Limited’s existing debt (1)	(1,396,019)
Debt issuance costs (2)	(44,169)
Release of restricted cash and cash equivalents (3)	770,000
Restricted cash related to withholding and excise tax (4)	(67,500)

Endo debt exchange/reorganization costs	$787,312

Cash transaction costs (5)	$(45,608)

Paladin acquisition adjustments	$(45,608)

(1)	The issuance of $1,525.0 million in additional debt, which was used for the repayment of $1,396.0 million under the Existing Term Loan Credit Facility and other general corporate purposes;
(2)	the debt issuance costs of $44.2 million related to the issuance of additional debt;
(3)	the release of $770.0 million in restricted cash and cash equivalents as a result of the reorganization;
(4)	the restriction of cash and cash equivalents of $67.5 million for the reimbursement of withholding and excise tax - see Note 2; and
(5)	the incurrence of $20.8 million and $24.8 million of direct transaction costs of EHSI and Paladin, respectively, associated with the Paladin Acquisition;

b.	The adjustment to restricted cash and cash equivalents reflects the following (in thousands of USD):

Release of restricted cash and cash equivalents (1)	$(770,000)
Restricted cash related to excise tax (2)	67,500

Total asset adjustments	$(702,500)

(1)	the release of $770.0 million in restricted cash and cash equivalents as a result of the reorganization;
(2)	the restriction of cash and cash equivalents of $67.5 million for the reimbursement of withholding or excise tax - see Note 2.

c.	Represents an intercompany interest free note receivable from Endo International that was entered into between affiliated subsidiaries of Endo International at closing as part of the reorganization.

d.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo Limited will reflect the fair value of Paladin’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo Limited’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma combined statement of operations.

e.	Represents the adjustment to income taxes receivable resulting from the EHSI debt exchange and Paladin Acquisition.

f.	Represents the adjustment to reflect $2,181.3 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

g.	The adjustments reflect the incremental amount necessary to record the fair value of the Paladin intangible assets acquired of $575.0 million. Approximately $485.0 million relates to definite-lived intangible assets which are expected to be amortized over a weighted average useful life of eleven years. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined statements of operations. IPR&D of $90.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo International will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statements of operations.

h.	Represents the current portion of new indebtedness from the New Term Loan Credit Facility, offset by the elimination of the current portion of the Existing Term Loan Credit Facility.

i.	Reflects a deferred income tax liability primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 27% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

j.	Represents the elimination of deferred taxes associated with the Existing Term Loan Credit Facility.

k.	The adjustment to long-term debt, less current portion, net consists of the following components (in thousands of USD):

Borrowing related to the Paladin Acquisition and related financing:
Term Loan A	$1,100,000
Term Loan B	425,000
EHSI debt repayment, net of $69 million current portion	(1,396,019)
Elimination of the discount on the Existing Endo Finance Notes	2,800

Net change	$131,781

Less current portion of long-term debt	23,875

Total net change	$155,656

In connection with the retirement of the Existing Term Loan Credit Facility, Endo Limited eliminated approximately $8.9 million of unamortized debt issuance costs that had been capitalized and recorded in other assets. The elimination of the unamortized debt issuance costs was accounted for as an extinguishment. Additionally, we estimate we will incur approximately $44.2 million in fees in connection with borrowings under the debt exchange and New Term Loan Credit Facility. Accordingly, such fees are capitalized and included in other assets in the unaudited pro forma combined balance sheet. Deferred debt issuance costs will be amortized using an effective-interest method over the life of the related debt instrument, which ranges from 1 to 8 years. For purposes of the unaudited pro forma combined statements of operations, amortization of deferred debt issuance costs is reflected using a straight line methodology, which is assumed to approximate the effective-interest method.

l.	The adjustment to equity consist of the following components (in thousands of USD):

Additional paid-in capital and common stock related to the issuance of common shares of Endo International to Paladin Shareholders as merger consideration	$2,860,822
The elimination of Paladin’s historical shareholder’s equity	(404,088)
Direct transaction costs of Endo Limited	(20,845)
Adjustment to income taxes receivable as a result of the Paladin acquisition	5,420

Paladin acquisition adjustments	$2,441,309

Intercompany interest free note receivable from Endo International - see Note 5.c	$24,718
Elimination of the discount on the Existing Endo Finance Notes	(2,800)
Elimination of unamortized debt issuance costs	(8,939)
Adjustments to income taxes receivable and deferred taxes as a result of the retirement of the Existing Term Loan Credit Facility	19,664

Endo debt refinancing costs	$32,643

EHSI treasury stock and common stock in the amounts of $1,444 and $763,120, respectively, were reclassified into Additional paid-in capital as these items were contributed to Endo International and retired as part of the reorganization.

m.	Represents the fair value adjustment for non-controlling interest. The minority interest for Litha, estimated at $36.6 million, is based on a current share price of Litha translated into USD, or approximately $0.22 multiplied by the number of outstanding shares of Litha currently not owned by Paladin, which is approximately 165.1 million shares. The estimated fair value of non-controlling interest of Paladin Mexico was estimated to be approximately $24.1 million. To estimate the fair value of Paladin Mexico’s noncontrolling interest we utilized an “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The implied fair value of Paladin Mexico was then multiplied by the current non-controlling interest percentage to arrive at the estimated fair value of Paladin Mexico’s non-controlling interest. The final fair value determination for non-controlling interests may differ from this preliminary determination.

n.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Paladin, which were revalued upon acquisition. These assets have a weighted average useful life of 11 years.

o.	The net adjustments for the year ended December 31, 2013 were (i) to recognized expense on additional debt of $1,100.0 million aggregate principal amount of Term Loan A, (ii) to recognize expense on additional debt of $425.0 million aggregate principal amount of Term Loan B and (iii) to annualize expense on existing debt of $700.0 million of New Senior Notes which were issued on December 19, 2013 (in thousands of USD):

Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness and the New Senior Notes	$96,062
Historical interest expense (including amortization of debt issuance costs) associated with the Existing Term Loan Credit Facility	(40,893)

Total interest expense adjustment	$55,169

On an as adjusted basis, after giving effect to the consummation of the Transactions, as of December 31, 2013, Endo Limited’s aggregate principal debt outstanding would have consisted of $1,544.9 million of floating rate debt and $2,384.4 million of fixed-rate debt. Based on the pro forma amount of floating-rate debt outstanding at December 31, 2013, a 1/4% rise in interest rates would result in approximately $3.9 million incremental interest expense.

p.	Estimated income tax rates of approximately 36% and 27% for Endo Limited and Paladin, respectively, have been used for the pro forma adjustments for the year ended December 31, 2013. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences of Endo Limited and Paladin that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

q.	The adjustment to income taxes represents the additional tax benefit resulting from the reorganization and certain financing arrangements and affiliates.